Exhibit 5.1

August 7, 2012

STEC, Inc.

3001 Daimler Street

Santa Ana, California 92705-5812

Re:	Registration Statement on Form S-8 for the issuance of up to 2,500,000 shares of common stock, par value $0.001 per share, of STEC, Inc.

Ladies and Gentlemen:

In connection with the registration by STEC, Inc., a California corporation (the “Company”), of an additional 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued pursuant to the STEC, Inc. 2010 Incentive Award Plan, as amended (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, you have requested an opinion with respect to the matters set forth below.

In my capacity as Chief Legal Officer, General Counsel and Secretary of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner contemplated by the Plan.

As such counsel, I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies. I have relied upon certificates of officers of the Company and others with respect to certain factual matters. I have not independently verified such factual matters.

I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of California (“CGCL”) and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein and in reliance thereon, it is my opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

I have assumed for purposes of the opinion paragraph above that: (i) some of the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the Plan participants or certificates representing the Shares will be manually signed by a duly authorized officer of the transfer agent and registrar therefor, and (iii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the CGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert M. Saman, Esq.

Robert M. Saman, Esq.